Exhibit T3B-21

SECOND AMENDED AND RESTATED

OPERATING AGREEMENT

OF

COLUMBIA CARE – ARIZONA, TEMPE, L.L.C.

an Arizona limited liability company

THE MEMBERSHIP INTERESTS FOR THE ENTITY FOR WHICH THIS OPERATING AGREEMENT IS MADE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAWS AND TRANSFER OF THE MEMBERSHIP INTERESTS IS SEVERELY RESTRICTED BY THE TERMS OF THIS AGREEMENT.

SECOND AMENDED AND RESTATED

OPERATING AGREEMENT

OF

COLUMBIA CARE – ARIZONA, TEMPE, L.L.C.

(an Arizona limited liability company)

THIS SECOND AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of Columbia Care – Arizona, Tempe, L.L.C., an Arizona limited liability company, is made and entered into as of this 1st day of August, 2016, by those persons executing the signature page as Members of the Company (each a “Member” and, collectively, the “Members”), the Company, and by the Manager(s) of the Company.

ARTICLE ONE

FORMATION, PURPOSE, GENERAL

1.1 Definitions. Capitalized words and phrases used in this Agreement have the meanings set forth below.

A. “3rd Party Purchaser” means a potential purchaser of a Member’s Membership Units who is not (a) another Member; (b) any member of a Member’s family; (c) any trust where a Member is a trustee; (d) any business entity where a Member is the sole owner; or (e) a Member’s executor, administrator, trustee, or personal representative to whom such the Member’s Membership Units are transferred at death or involuntarily by operation of law.

B. “Act” means the Arizona Limited Liability Company Act, Title 29, Chapter 4, Arizona Revised Statutes.

C. “Adjusted Basis” has the meaning given such term in Code Section 1011.

D. “Additional Capital Contributions” means the contributions made pursuant to Sections 2.6 and 2.7 of this Agreement.

E. “Additional Member” means any person who is admitted to the Company as a Member pursuant to this Operating Agreement.

F. “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s capital account as of the end of the relevant fiscal year, after giving effect to the following adjustments: (a) credit to such capital account any amounts which such Member is deemed to be obligated to restore pursuant to the penultimate sentences in treasury regulation sections 1.704-2(g)(1) and 1.704-2(i)(5); and (b) debit to such capital account the items described in paragraphs (4), (5), and (6) of treasury regulation section 1.704-1(b)(2)(ii)(d). The foregoing definition is intended to comply with the provisions of treasury regulation section 1.704-1(b)(2)(ii)(d) and must be interpreted consistently therewith.

G. “Affiliate” means, with respect to any Person: (a) any Person directly or indirectly controlling, controlled by or under common control with such Person; (b) any officer, director, partner, manager, member or trustee of such Person; or (c) any Person who is an officer, director, partner, manager, member or trustee of any Person described in clauses (a) or (b) of this sentence. For purposes of this definition, the terms “controlling,” “controlled by” or “under common control with” mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least fifty percent (50%) of the directors, managers, general partners, or Persons exercising similar authority with respect to such Person or entities.

H. “Affiliated Parties” means, with respect to any Person, such Person’s Affiliates and in the case of an individual, such individual’s family members and any other person(s) living in such individual’s home.

I. “Agreement” means this written operating agreement, as amended from time to time by written instrument signed by all of the Members.

J. “Articles” means the Articles of Organization for the Company originally filed with the Arizona Corporation Commission and as amended or restated from time to time.

K. “Bankruptcy” means: (i) commencement of a voluntary case for relief as a debtor under the Bankruptcy Code or filing of a petition to take advantage of any other present or future insolvency act or other applicable law relating to bankruptcy, insolvency, reorganization, or relief of debtors; (ii) the making of an assignment for the benefit of creditors; (iii) consenting to or acquiescing in the appointment of a receiver, liquidator, trustee, or custodian or other similar official of the applicable Member or of the whole or any substantial part of such Member’s property or assets; (iv) entry of an order, judgment or decree by a court of competent jurisdiction appointing a receiver, liquidator, trustee, custodian or other similar official of the applicable Member or of the whole or any substantial part of the property or assets of such Member and such order, judgment or decree remains unvacated or not set aside or unstayed, for sixty (60) days; (v) commencement of an involuntary case under the bankruptcy code against the applicable Member or the filing of a petition against such Member seeking similar relief under any other present or future insolvency act or other applicable law relating to bankruptcy, insolvency, reorganization or relief of debtors and such case or petition remains undismissed for sixty (60) days; (vi) any period during which a Member is unable to pay its operating requirements on a 45 day forward rolling basis prior to the initiation of a Chapter filing, default, or liquidation proceeding; or (vii) any court of competent jurisdiction assumes custody or control of the applicable Member, or the whole or any substantial part of such Member’s property or assets, under the provisions of any other law for the relief or aid of debtors, and such custody or control remains unterminated or unstayed for sixty (60) days.

L. “Bankruptcy Code” means the United States Bankruptcy Code.

M. “Capital Account” has the meaning given such term in Section 6.10 of the Agreement.

N. “Capital Contribution” means the Initial Capital Contribution and any Additional Capital Contributions.

O. “Cause” means with respect to a Manager or Member, such Manager or Member’s (i) engagement in fraud, embezzlement, willful misconduct, or gross negligence, which is, in each case, injurious to the Company; (ii) a conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; or (iii) any violation of the Arizona Medical Marijuana Act (A.R.S. § 36-2801 et seq.), or any act, omission, event or circumstance which causes such Manager or Member to cease to meet the qualifications set forth in Section 13.21 of the Agreement. In the event the Manager or Member is other than an individual, “Cause” is deemed to exist with respect to such Manager or Member if any shareholder, manager, member, officer, director, or partner of such Manager or Member meets any of the requirements set forth in subsections (i) through (iii) of this definition.

P. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

Q. “Company” means Columbia Care – Arizona, Tempe, L.L.C., an Arizona limited liability company.

R. “Company Minimum Gain” has the same meaning as the term “partnership minimum gain” in treasury regulation sections 1.704-2(b)(2) and 1.704-2(d).

S. “Contributing Member” means any Member who contributes any amount of the Additional Capital Contribution of a Delinquent Member.

T. “Controlling,” “Controlled By” Or “Under Common Control With” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least fifty percent (50%) of the directors, managers, general partners, or persons exercising similar authority with respect to such person or entities.

U. “Default Rate” means an interest rate equal to the greater of fifteen percent (15%) per annum or five percent (5%) per annum added to the Prime Rate.

V. “Defaulting Member” means a Member who has defaulted under this Agreement as set forth in Section 11.1 of this Agreement.

W. “Delinquent Member” means any Member who fails to pay that Member’s Additional Capital Contribution within thirty (30) business days from the date of determination to make the required Additional Capital Contribution to the Company.

X. “Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for that year or other period, except that if the gross asset value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of the fiscal year or other period, depreciation is an amount which bears the same ratio to that different gross asset value (as originally computed) as the federal income tax depreciation, amortization, or other cost recovery deduction for that fiscal year or other period bears to the adjusted tax basis (as originally computed); provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for the applicable year or period is zero, depreciation is determined with reference to the gross asset value (as originally computed) using any reasonable method selected by the Managers.

Y. “Economic Interest” means a Member’s share of one or more of the Company’s Net Profit, Net Loss, and distributions of the Company’s assets pursuant to this Agreement and the Act, but does not include any other rights of a Member, including, without limitation, the right to vote or participate in the management or, except as provided in the Act, any right to information concerning the business and affairs of Company.

Z. “Electing Member” means a Member who provides an Election Notice to the other Members.

AA. “Election Notice” means a notice provided to other Members as set forth in Article Ten which sets forth the Stated Amount offered for: (i) the sale of all the Electing Member’s Membership Units in the Company; or (ii) the purchase of the Notice Member’s Membership Units in the Company.

BB. “Election Period” means the period ending at 11:59 p.m. (local time of the Company’s principal place of business) on the 30th day following the day the Electing Member provides Election Notice to the Notice Member(s).

CC. “Event Of Withdrawal” means, with respect to any Member, an occurrence described in Section 29-733 of the Act.

DD. “Gross Asset Value” means with respect to any Company asset, the asset’s adjusted basis, except as follows: (i) the initial gross asset value of any asset contributed by a Member to the Company is the gross fair market value of that asset, as determined by the contributing Member and the Managers; (ii) the gross asset value of all Company assets is adjusted to equal their respective gross fair market values, as determined by the Managers, as of the date upon which any of the following occurs: (a) the acquisition of an additional interest in the Company by any new or existing member in exchange for more than a de minimis capital contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of company property as consideration for an interest in the Company; (c) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the company by an existing Member acting in a Member capacity, or by a new Member acting in a member capacity or in anticipation of being a Member; or (d) the liquidation of the company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); (iii) the gross asset value of any Company asset distributed to any Member is the gross fair market value of that asset on the date of distribution, as determined by the Member receiving that distribution and the Managers; and (vi) if an election under Code Section 754 has been made, the Gross Asset Value of Company assets is increased (or decreased) to reflect any adjustments to the Adjusted Basis of the assets pursuant to Code section 734(b) or code section 743(b), but only to the extent that those adjustments are taken into account in determining capital accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and as set forth herein; provided, however, that Gross Asset Value will not be adjusted pursuant to this subsection (iv) to the extent that the Managers determine that an adjustment pursuant to subsection (ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection.

If the Gross Asset Value of an asset has been determined or adjusted hereby, that Gross Asset Value will thereafter be further adjusted by the depreciation, if any, taken into account with respect to that asset for purposes of computing Profits and Losses.

EE. “Initial Capital Contribution” means the amount of money, resources, knowhow, personnel, and the mutually agreed value of services contributed to the capital of the Company made pursuant to Section 2.5 of this Agreement.

FF. “Law Firm” means Galbut & Galbut, P.C.

GG. “Majority Vote” means the affirmative vote of Members holding not less than fifty-one percent (51%) of the outstanding Membership Units, or the affirmative vote of not less than fifty-one percent (51%) of the Managers, as applicable.

HH. “Manager” and “Managers” means each and every person who is identified as a Manager in the signature pages of this Agreement and each person who may subsequently become a Manager pursuant to the terms of this Agreement, until such time as the Manager resigns or is replaced in accordance with the provisions of this Agreement.

II. “Manager Parties” means each Manager and his Affiliated Parties.

JJ. “Member” And “Members” means each and every person who is identified as a Member in the signature pages of this Agreement and each person who may be subsequently admitted as a substitute member pursuant to the terms of this Agreement, until such time as an event of withdrawal occurs with respect to any such person.

KK. “Member Loan” means a loan to the Company from a Member in accordance with Section 2.8.

LL. “Member Nonrecourse Debt” has the same meaning as the term “Partner Nonrecourse Debt” in Treasury Regulation Section 1.704-2(b)(4).

MM. “Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company minimum gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

NN. “Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Treasury Regulation Sections 1.704-2(i)(1) and 1.704-2(i)(2).

OO. “Membership Interest” means a Member’s entire interest in the Company including the Member’s Economic Interest and/or Voting Interest.

PP. “Membership Unit” means each Member’s unit Membership Interest in the Company.

QQ. “MSA” means a Management Services Agreement entered into by the Company with any medical marijuana dispensary or cultivation site.

RR. “Net Cash Flow” means the cash receipts of the Company (which does not include any Capital Contributions, but does include cash proceeds, borrowings, and sales of property), less the portion thereof used to pay (or establish reasonable reserves for) all Company expenses and obligations (including, without limitation, payment of the management fee and other amounts to the Managers, current debt service payments (other than Member Loans), all costs of capital improvements, expansions, and replacements, contingencies, and any other proper cash expenditure of the Company as reasonably determined by the Managers). Net cash flow is not reduced by depreciation, amortization, or similar non-cash allowances.

SS. “Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(1).

TT. “Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(3).

UU. “Notice Member” means a Member who receives an Election Notice from another Member.

VV. “Organizational Documents” means this Agreement and certain related documentation in connection with the organization of the Company.

WW. “Percentage Interest” means the number of Membership Units held by a Member divided by the aggregate of all Membership Units held by all of the Members, expressed as a percentage.

XX. “Permitted Transfer” means a transfer of an interest in the Company expressly permitted under the terms of the Agreement, which must also satisfy all of the conditions for a permitted transfer set forth in Section 7.2 of the Agreement.

YY. “Person” means an individual, firm, corporation, partnership, limited liability company, association, estate, trust, pension or profit-sharing plan, or any other entity.

ZZ. “Prime Rate” means the “prime rate” published in the “money rates” or equivalent section of the western edition of The Wall Street Journal, provided that if a “prime rate” range is published by The Wall Street Journal, then the highest rate of that range will be used, or if The Wall Street Journal ceases publishing a prime rate or a prime rate range, then the Managers will select a prime rate, a prime rate range or another substitute interest rate index that is based upon comparable information.

AAA. “Profits” And “Losses” means for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for that year or period, determined in accordance with code section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) are included in taxable income or loss), with the following adjustments:

(i) Any income of the Company exempt from federal income tax not otherwise taken into account in computing profits or losses is added to that taxable income or loss;

(ii) Any expenditures of the Company described in code section 705(a)(2)(b) or treated as Code section 705(a)(2)(b) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), is subtracted from that taxable income or loss;

(iii) In the event the gross asset value of any Company asset is adjusted as required by the definition of Gross Asset Value, the amount of that adjustment is taken into account as gain or loss from the disposition of that asset (assuming the asset was disposed of just prior to the adjustment) for purposes of computing profits or losses in the fiscal year of adjustment;

(iv) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes is computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted basis of that property may differ from its Gross Asset Value;

(v) Depreciation, amortization, and other cost recovery deductions taken into account in computing the taxable income or loss are based on the Gross Asset Value of an asset; and

(vi) Any items of income, gain, loss, or deduction that are specially allocated pursuant to Section 6.6 hereof are not taken into account in computing profits or losses.

BBB. “Purchase Notice” means notice provided to the Electing Member by a Notice Member electing to purchase the Electing Member’s Membership Units at the Stated Amount.

CCC. “Regulations” means the regulations issued by the United States Treasury Department under the Code.

DDD. “Selling Notice” means notice provided to the Electing Member by a Notice Member electing to sell the Notice Member’s Membership Units at the Stated Amount.

EEE. “Stated Amount” means the precise per Membership Unit price offered for the sale of all the Electing Member’s Membership Units in the Company or the purchase of all the Notice Member’s Membership Units in the Company.

FFF. “Substitute Member” means any person who is admitted to the Company in the place of a Member pursuant to this Operating Agreement.

GGG. “Super Majority Vote” means the affirmative vote of Members holding not less than eighty percent (80%) of the outstanding Membership Units outstanding and entitled to vote on the matter to be approved, or the affirmative vote of not less than eighty percent (80%) of the Company’s Managers, as applicable.

HHH. “Tax Matters Partner” means the “tax matters partner” as defined in Code section 6231(a)(7).

III. “Transfer” means any conveyance, sale, assignment, exchange, transfer, gift, donation, devise, deposit, mortgage, pledge, or encumbrance to any Person other than the Company.

JJJ. “Unanimous Vote” means the affirmative vote of Members holding not less than one hundred percent (100%) of the outstanding Membership Units, or the affirmative vote of not less than one hundred percent (100%) of the Company’s Managers, as applicable.

KKK. “Voting Interest” means the number of Membership Units held by such Member divided by the aggregate of all Membership Units held by all of the Members and provides the Member the right to vote in or participate in the management of the Company.

LLL. “Withdrawn Member” means a Member following an Event of Withdrawal with respect to such Member.

1.2 Formation. The Company was formed pursuant to the Act and the terms of this Agreement, effective upon the filing of the Articles for the Company with the Arizona Corporation Commission. The Managers or Members, as appropriate, will execute and acknowledge any and all certificates and instruments and do all filing, recording, and other acts as may be appropriate to comply with the requirements of Arizona law relating to the formation, operation, and maintenance of the Company in accordance with the terms of this Agreement.

1.3 Name. The name of the Company is set forth in the introductory paragraph of this Agreement.

1.4 Principal Office and Place of Business. The Company’s principal office and place of business are located at 2942 North 24th Street, Suite 114, Phoenix, AZ 85016, for the purpose of maintaining the records required to be maintained under the Act, or at such other location as the Managers may approve by Super Majority Vote followed by written notice thereof to the Members.

1.5 Purpose. The purpose and general character of the business of the Company is to provide management and governance services to various companies, including, but not limited to, licensed medical marijuana dispensaries. Except as otherwise set forth in or limited by the terms of this Agreement, the Company may also take such actions as may be in furtherance of the foregoing purposes. The Company may engage in other businesses only with the approval of a Super Majority Vote of the Members.

1.6 Term. The term of the Company commences on the filing of the Articles and continues until dissolved, wound-up, and terminated, as set forth herein.

1.7 Agent for Service of Process. The name and business address of the Company’s initial agent for service of process are Corporation Service Company, 2338 West Royal Palm Road, Suite J, Phoenix, Arizona 85021. The Managers or the Members, by a Majority Vote, may remove and replace the Company’s agent for service of process at any time.

1.8 Tax and Accounting. In accordance with the provisions of the Regulations Section 301.7701-2 and relevant applicable state income or franchise tax law or regulations, the Company will be classified as a “partnership” for Federal and (to the extent permitted) State income and franchise tax purposes. Neither the Company nor any of the Members may take any action that is inconsistent with the foregoing. The Company and each of the Members will take such actions and file such reports, returns and/or statements as are necessary or appropriate to accomplish the foregoing. The Company will deliver to each Member within one hundred twenty (120) days after the end of each Fiscal Year all information necessary for the preparation of such Member’s federal income tax return.

1.9 Amended and Restated Agreement. This Agreement supersedes and replaces any previous operating agreement for the Company.

ARTICLE TWO

CAPITAL CONTRIBUTIONS

2.1 Issuance of Membership Units. The Company will issue the Membership Units to the Members as set forth on Exhibit A hereto. The Company may issue additional Membership Units only upon a Unanimous Vote of the Members. Exhibit A will be revised from time to time to reflect changes in the ownership of Membership Units and issuances of additional Membership Units from time to time. Issuance of additional Membership Units pursuant to this Agreement and revisions to Exhibit A to reflect issuances of additional Membership Units are not regarded as an amendment of this Agreement.

2.2 Membership Interests. The Company is authorized to issue one class of Membership Units.

2.3 Membership Units. The number of Membership Units for which the Company is authorized to issue is 100.

2.4 Certificate of Membership Interests.

A. Certificate. Membership Interests constitute certificated securities and are represented by a certificate of Membership Interest, the form and content of which are in the Managers’ sole discretion, subject to the terms of this Section. Certificates of Membership Interest must be numbered serially, as they are issued and must be signed by the Manager. Each certificate of Membership Interest must state the name of the Company, the fact that the Company is organized under the laws of the State of Arizona as a limited liability company, the name of the person to whom the certificate is issued, the date of issue, and the number, class and, if applicable, series or subclass of Membership Interests represented thereby. Each certificate of Membership Interest will be otherwise in such form as may be determined by the Managers. Such certificates will bear the following restrictive legends, in addition to any other legends required by applicable law or contract:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE OF MEMBERSHIP INTEREST HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE CONVEYED WITHOUT SUCH REGISTRATION OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR SUCH SALE, TRANSFER, PLEDGE OR OTHER CONVEYANCE UNDER THE SECURITIES ACT.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF AN OPERATING AGREEMENT BY AND AMONG THE COMPANY AND THE HOLDERS OF ITS SECURITIES. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

B. Cancellation of Certificate. Except as herein provided with respect to lost, stolen, or destroyed certificates, no new certificates of membership will be issued in lieu of previously issued certificates of Membership Interest until former certificates for a like number of Membership Interest are surrendered and cancelled. All certificates of Membership Interest surrendered to the Company for transfer must be cancelled

C. Replacement of Lost, Stolen, or Destroyed Certificate. Any Member claiming that a certificate of Membership Interest is lost, stolen, or destroyed may make an affidavit or affirmation of that fact and request a new certificate. Upon the giving of a satisfactory indemnity to the Company as reasonably required by the Managers, a new certificate may be issued of the same tenor and representing the same number of Membership Interest as was represented by the certificate alleged to be lost, stolen, or destroyed.

2.5 Initial Capital Contributions by the Members. Each Member has made an Initial Capital Contribution to the Company of at least the property or amount of cash set forth for such Member on Exhibit A hereto in return for the number of Membership Units set forth for such Member on Exhibit A hereto.

2.6 Additional Capital Contributions. Unless otherwise agreed by a Unanimous Vote of the Members, no Member is required to make any contribution to the capital of the Company other than the Initial Capital Contributions. The Members may determine from time to time by a Unanimous Vote that Additional Capital Contributions from the Members are needed to enable the Company to conduct its business. Upon making such a determination, all Members have thirty (30) business days from the date of determination to make their required Additional Capital Contribution to the Company. Unless agreed to in a separate written agreement by all Members, the Additional Capital Contribution due from each Member must be in proportion to such Member’s Percentage Interest. Any such separate written agreement must provide that the Member(s) contributing more than his/her/its pro-rata share will be repaid the amount contributed in excess of his/her/its pro-rata share by the Company prior to other Capital Contributions, plus interest at a rate set forth in the separate agreement.

2.7 Enforcement of Commitment. In the event a Delinquent Member fails to pay that Delinquent Member’s Additional Capital Contribution, the Company will give the Delinquent Member a notice of the failure to pay the Additional Capital Contribution. If the Delinquent Member fails to pay the Additional Capital Contribution (including any costs associated with the failure and demand for compliance with the Additional Capital Contribution, including interest on such obligation at the then effective prime interest rate announced by the Wall Street Journal plus two percent (2%)) within ten (10) business days of the giving of notice, the Company may take such action, including, but not limited to, enforcing payment of the Additional Capital Contribution in the court of appropriate jurisdiction in the state in which the registered office is located or the state of the Delinquent Member’s address as reflected in this Agreement. Each Member expressly agrees to the jurisdiction of such court but only for the enforcement of the Additional Capital Contribution. Contributing Members may contribute the amount of the Additional Capital Contribution. The Contributing Members are entitled to treat the amounts contributed pursuant to this section as a loan from the Contributing Members bearing interest at the prime interest rate plus two percent (2%) secured by the Delinquent Member’s interest in the Company. Until they are fully repaid, the Contributing Members are entitled to all distributions to which the Delinquent Member would have been entitled. Notwithstanding the foregoing, no obligation to make an Additional Capital Contribution may be enforced by a creditor of the Company unless the Members expressly consent to such enforcement or to the assignment of the obligation to such creditors.

2.8 Member Loans.

A. Member Participation. If the Members’ Capital Contributions, third party loans to the Company, and the revenues of the Company are insufficient to satisfy the capital requirements of the Company, or if bridge funds are needed by the Company or on an interim basis, the Members may make Member Loans to the Company in such amount as determined by the Managers. No Member is required to make a Member Loan. Each Member may elect to participate as a lender in a Member Loan, pro rata, based upon the number of Membership Units held by the Members electing to make such Member Loan or, upon the agreement of all participating Members, in a differing proportion.

B. Terms of Member Loans. Unless otherwise determined by the Managers, all Member Loans bear interest at the Prime Rate plus two percentage (2%) points, compound annually, are fully recourse to the Company but nonrecourse as to each Member and such Member’s assets, are pre-payable in whole or in part without penalty (subject to the requirements of Section 2.8(C) below), and are evidenced by a promissory note on behalf of the Company, which promissory note must contain such terms and conditions as are commercially reasonable or as may be agreed upon by the lending Members and the Company.

C. Repayment. Unless otherwise determined by the Managers: (i) all Member Loans must be repaid in full out of the Net Cash Flow of the Company before any distribution may be made to any Member, as set forth herein; (ii) Member Loans must be repaid in the order in which they were made; (iii) all payments received with respect to a Member Loan must be applied first against accrued and unpaid interest and then against the outstanding principal balance; and (iv) if more than one Member joined in the making of a Member Loan, the Company must make payments to the Members in proportion to the amount of principal each advanced. No Member is obligated to contribute or advance money to the Company for the purpose of repaying any Member Loan, and no Member has any personal liability for the repayment of any Member Loan.

2.9 Withdrawal of Contributions. No Member has the right to withdraw or demand the return of all or any part of his, her, or its Capital Contribution except as set forth herein or otherwise agreed in writing by all of the Members.

2.10 Limitation on Contributions. No Member is required to advance any funds or property to the Company or to contribute any cash, property or services to the capital of the Company other than as expressly required under this article.

ARTICLE THREE

MEMBERSHIP

3.1 Limited Liability. Except as required under the Act or as expressly set forth in this Agreement, no Member is personally liable for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise.

3.2 Admission of Additional Members. The Managers, acting with a Unanimous Vote of the Members, may cause the Company to issue additional Membership Interests to, and to admit any Person as, a Member in exchange for such Capital Contributions as the Members approved. The Manager must amend this Agreement, and the Members hereby consent to such amendment, solely to reflect: (a) the sale of additional Membership Interests; (b) the admission of the Additional Members; and (c) any changes in allocations of Net Profits, Net Losses, distributions, voting rights and management participation in connection with the admission of such additional Members. Notwithstanding the foregoing, Substitute Members may only be admitted as set forth herein.

A. Allocation of Economic Interests and Membership Units upon the Admittance of Additional Members. Upon the Members’ acceptance of an Additional Member of the Company, the Company must adjust the existing Members’ Economic Interest and Membership Units pro rata.

3.3 Members Are Not Agents. Pursuant to Section 4.1 and the Articles, the management of the Company is vested in the Managers. No Member, acting solely in the capacity of a Member, is an agent of the Company nor can any Member in such capacity bind nor execute any instrument on behalf of the Company.

3.4 Voting Rights. Except as expressly provided in this Agreement or as required by law, Members have no voting, approval, or consent rights. On matters for which the Members are entitled to vote, the Members of the Company vote together as a single class and the voting rights of all Members are equal in all respects.

3.5 Meetings of Members. Members are not required to hold meetings, and decisions may be reached through one or more informal consultations followed by agreement or concurrence evidenced in writing by Members holding the required percentage of Membership Units for the act or decision in question. Unless the consents of all Members entitled to vote have been solicited in writing, prompt notice must be given of the taking of any action approved by less than unanimous written consent to those Members entitled to vote who have not consented in writing. In the event that Members wish to hold a formal meeting for any reason, the procedures set forth below apply.

A. Meetings. Meetings of the Members, for any purpose or purposes, unless otherwise prescribed by law, may be called by any Member.

B. Place of Meetings. The Members may designate any place, either within or outside the state of Arizona, as the place of meeting for any meeting of the Members. If no designation is made, or if a special meeting be otherwise called, the place of meeting must be held at the Company’s principal office and place of business.

C. Notice of Meetings. Except as provided for herein, written notice stating the place, day, and hour of the meeting and the purpose or purposes for which the meeting is called must be delivered not less than three nor more than fifty (50) days before the date of the meeting, either personally, by email, or by mail, by or at the direction of the person calling the meeting, to each Member entitled to vote at such meeting. If mailed, such notice is deemed to be delivered two (2) calendar days after being deposited in the United States mail, addressed to the Member at his address as it appears on the books of the Company, with postage thereon prepaid. If transmitted by way of facsimile or email, such notice is deemed to be delivered on the date of such facsimile transmission to the fax number, if any, for the respective Member which has been supplied by such Member to the Company and identified as such Member’s facsimile number.

D. Meeting of all Members. If all of the Members meet at any time and place, either within or outside of the state of Arizona, and consent to the holding of a meeting at such time and place, such meeting is valid without call or notice, and at such meeting lawful action may be taken.

E. Telephonic Meeting. All meetings of the Members must be held in such a manner that any Member may participate telephonically. The Member or Members responsible for calling a meeting of the Members are responsible for ensuring that appropriate telecommunications equipment and technology is in place in order to allow any Member participating telephonically to hear all other Members, and vice versa.

F. Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any distribution, or in order to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, is the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination applies to any adjournment thereof.

G. Quorum. A majority of the Members, represented in person or by proxy, must be present in order for there to be a quorum at any meeting of Members. In the absence of a quorum at any such meeting, the meeting must be adjourned and the meeting reset from time to time for a period not to exceed sixty (60) days without further notice. However, if the adjournment is for more than sixty (60) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each Member of record entitled to vote at a meeting.

H. Manner of Acting. If a quorum is present, the Majority Vote of the Members is the act of the Members, unless the vote of a greater proportion or number is otherwise required by the Act, by the Articles, or by this Agreement.

I. Proxies. At all meetings of Members a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy must be filed with the Company before or at the time of the meeting. No proxy is valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

J. Action by Members without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each Member entitled to vote and delivered to the Company for inclusion in the minutes or for filing with the Company records. Action taken under this section is effective when all Members entitled to vote have signed the consent, unless the consent specifies a different effective date.

K. Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at, or after the time stated therein, is equivalent to the giving of such notice.

3.6 Members Do Not Have an Exclusive Duty to Company. The Members are not required to operate the Company as their sole and exclusive function and they may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member has any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Members or to the income or proceeds derived therefrom. However, no Member may engage in any activity that is competitive to the Company.

3.7 Transfer on Death. The Company will obtain and maintain a personal life insurance policy for each natural person who is a Member or the sole owner or trustee of any Member (a “Natural Member”) in an amount no less than One Million and No/100 Dollars ($1,000,000.00). Upon the death of a Natural Member, in consideration for the Company obtaining the life insurance policy on that Natural Member, the following will happen:

A. The proceeds from the life insurance policy for the deceased Natural Member will be distributed to the Natural Member’s heirs, successors, or assigns; and

B. The deceased Natural Member’s entire Membership Interest in the Company will be distributed to the remaining Members pro-rata on the date of such distribution.

ARTICLE FOUR

MANAGEMENT OF THE COMPANY

4.1 Management. The management and operating responsibilities of the Company are delegated to the Managers. The business and affairs of the Company will be managed by the Managers in accordance with the Act and the terms of this Agreement. Unless the vote of a greater or lesser proportion or number is otherwise required by the Act, Articles, or this Agreement, for so long as the Company has more than one designated Manager, references in this Agreement to actions, approvals, or decisions of the Managers mean the prior approval or concurrence of a Majority Vote of the Managers. Managers are not required to hold meetings, and decisions may be reached through one or more informal consultations followed by agreement or concurrence evidenced in writing by Managers holding the required percentage of Managers for the act or decision in question. The Managers, acting with the required approval or concurrence of Managers for the act or decision in question, may designate one Manager to execute any documents, instruments, or agreements on behalf of the Company. Subject to the approval requirements in Sections 4.2 and 4.3 and elsewhere in the Agreement, the Managers have the authority and responsibility to supervise and conduct the normal and ordinary business of the Company, pursuant to consistent financial controls, including the exclusive authority and right to do any of the following on behalf of the Company:

A. Establish bank accounts for the deposit of all cash receipts of the Company and determine the authorized signatories with respect thereto;

B. Retain legal counsel and accountants for tax return preparation;

C. Execute, acknowledge and deliver any contract, instrument, document or certificate (or any amendment thereto) necessary or incidental to the exercise of the foregoing authority (except for the agreements described in Sections 4.2 and 4.3);

D. To the extent of the Company’s available cash, pay the obligations and expenses of the Company and make the distributions of Net Cash Flow pursuant to this Agreement (unless the Members agree otherwise by Unanimous Vote, each such distribution will be in proportion to each Member’s Percentage Interest);

E. Purchase, construct or otherwise acquire real property or any capital asset;

F. Sell, exchange or otherwise dispose of any real property or a majority of the assets of the Company in one or a series of related transactions;

G. Enter into or authorize (i) any merger or consolidation of the Company with or into any other Person, (ii) any tender offer or exchange offer (whether by the Company or another Person) pursuant to which holders of Membership Units are permitted to tender or exchange their Membership Units for other cash, securities or property; or (iii) any reclassification of Membership Units or compulsory exchange pursuant to which any Membership Units are effectively converted into or exchanged for other cash, securities or property.

H. Borrow money from any Person and in connection therewith, grant a mortgage, security interest, loan or other encumbrance on any of the Company’s assets;

I. Authorize, establish or dissolve any management committees or sub-committees

J. Create any subsidiary of the Company;

K. Do any act that is unrelated to the purpose of the Company or that otherwise contravenes any provision of this Agreement;

L. Lend any funds of the Company to or guaranty the obligations of any Manager, Member or any Affiliated Party of any Manager or Member;

M. Sell any property to or purchase any property from any Manager or Member or Affiliated Party of any Manager or Member or enter into any other material transaction with any Manager or Member or Affiliated Party of a Manager or Member;

N. Enter into, amend, or modify, any service or management agreement between the Company and any other Person, including, without limitation, Salubrious Wellness Clinic, Inc. or any Affiliate thereof, that involves more than three percent (3%) of either party’s revenue (in the aggregate), which may include MSAs;

O. Enter into, amend or modify, any agreement between the Company and any entity in which a Manager or Member (or an Affiliated Party of a Manager or Member) has a direct or indirect financial interest, that involves more than three percent (3%) of either party’s revenue (in the aggregate), which may include MSAs;

P. Enter into, amend, modify, renew, terminate, cancel or breach any employment or personal service agreement between the Company and any Manager or Member (which in the event a Manager or Member is not a natural person, includes any natural person who is a direct or indirect shareholder, manager, member, officer, director, or partner of such Manager or Member), or any Affiliated Party of such individuals;

Q. Other than as contemplated by Section 4.8 below, pay compensation in any form or amount to any Manager or Member (which in the event a Manager or Member is not a natural person, includes any natural person who is a direct or indirect shareholder, manager, member, officer, director, or partner of such Manager or Member), or any Affiliated Party of such individuals; and

R. Take any other action that may be taken by a Majority Vote of the Managers pursuant to the express terms of this Agreement.

4.2 Matters Requiring Unanimous Approval. No Manager, Member, or other Person has the authority to do any of the following on behalf of the Company without the prior approval or concurrence of a Unanimous Vote of the Members:

A. Create or authorize any additional classes of Membership Units;

B. Amend, restate, or terminate this Agreement in any respect (other than ministerial amendments specifically permitted by Sections 3.2 and/or 13.5) or the Articles;

C. Increase or decrease the number of Managers;

D. Terminate, cancel, elect not to renew, file suit pursuant to, breach, or declare or otherwise act on any breach by the other party of, any service or management agreement between the Company and any other Person, including, without limitation, Salubrious Wellness Clinic, Inc. or any Affiliate thereof, that involves more than three percent (3%) of either party’s revenue (in the aggregate), which may include MSAs;

E. Terminate, cancel, elect not to renew, file suit pursuant to, breach, or declare or otherwise act on any breach by the other party of, any agreement between the Company and any entity in which a Manager or Member (or an Affiliated Party of a Manager or Member) has a direct or indirect financial interest, that involves more than three percent (3%) of either party’s revenue (in the aggregate), which may include MSAs;

F. Voluntarily place the Company into Bankruptcy, or consent to or acquiesce in any similar proceedings relating to creditor’s rights;

G. Wind down, dissolve or liquidate the Company; or

H. Take any other action that requires a Unanimous Vote of the Members under this Agreement.

4.3 Selection, Removal, Resignation, Death and Appointment of Managers.

A. Selection. The Company has three (3) Managers identified in the signature pages of this Agreement. The total number of Managers can only be adjusted by a Super Majority Vote of the Members. Each Manager serves indefinitely until such Manager dies, resigns, or is removed as set forth in this Section.

B. Removal Without Cause. A Manager may not be removed without Cause.

C. Resignation. A Manager may resign as “Manager” without withdrawing as a Member at any time upon the giving of written notice of resignation to each of the Members. In the event a Manager resigns, a unanimous vote of the Managers (including the resigned Manager) will elect the resigned Manager’s successor.

D. Death/Incompetence. A Manager is immediately removed upon the death of the Manager, or in the event a medical doctor approved by the other Managers (excluding the Manager to be removed) determines such Manager is incompetent or insane. In the event Manager Nicholas Vita or a successor Manager to Nicholas Vita dies or is declared incompetent or insane as set forth herein, Manager Michael Abbot, or the successor Manager to Michael Abbott, may appoint a successor Manager in his/her sole discretion. In the event Manager Michael Abbott or a successor Manager to Michael Abbott dies or is declared incompetent or insane as set forth herein, Manager Nicholas Vita, or the successor Manager to Nicholas Vita, may appoint a successor Manager in his/her sole discretion. In the event Manager Tom Allison or a successor Manager to Tom Allison dies or is declared incompetent or insane as set forth herein, a unanimous vote of the remaining Manager elect the successor.

E. Removal for Cause. Any Manager may be removed for Cause in the event that the other Managers (excluding the Manager to be removed) unanimously determine in writing that Cause exists. In the event a Manager is removed for Cause, a majority of the remaining Managers will elect the removed Manager’s successor. For the avoidance of doubt, in the event a Manager resigns voluntarily under threat of otherwise being removed for Cause, the election of their successor is governed by this subsection E and not subsection C above.

4.4 Delegation. Each Member may delegate its approval rights and its management participation rights under this Agreement to any of its officers (in the case of a corporation), its general partners (in the case of a limited or general partnership) or its managers or members (in the case of a limited liability company) or to any other Person to whom such rights are delegated by written instrument signed by the Member.

4.5 Exculpation and Indemnity. No Manager, Affiliate of the Manager, or Member is liable or accountable in damages or otherwise to the Company or the other Members for any act or omission done or omitted in good faith, unless such act or omission constitutes gross negligence, willful misconduct, breach of fiduciary duties, or a breach of this Agreement. The Company will indemnify each Manager, Affiliate of the Manager, or Member against any loss, damage, judgment or claim incurred by or asserted against the Manager, Affiliate of the Manager, or Member (including reasonable attorneys’ fees incurred in the defense thereof) arising out of any act or omission of the Manager, Affiliate of the Manager, or Member in connection with the Company, unless such act or omission constitutes gross negligence, willful misconduct, breach of fiduciary duties, or a breach of this Agreement on the part of the Manager, Affiliate of the Manager, or Member.

4.6 Independent Activities. Each Manager, each Member, and their respective Affiliates may engage in any investment or business activities of his, her, or its choice independent of the Company without having or incurring any obligation to offer any interest in such activities to the Company or any other Member. This Agreement will not be construed to grant any right, privilege, or option to a Member to participate in any manner in any other business, corporation, partnership, limited liability company, or other entity or investment in which a Manager, any of the Members, or any of their respective Affiliates may participate, including those that may be the same as or similar to the Company’s business or in direct competition therewith. Each Manager and Member hereby indemnifies the Company against any claims or damages in connection with any independent activities engaged in by that Manager or Member.

4.7 Reimbursement of Expenses and Advances. If a Manager or any Member pays any proper obligation or liability of the Company or advance any funds to or for the benefit of the Company for the purpose of discharging any of the Company’s proper obligations or liabilities, the Manager or Member is entitled to receive from the Company full reimbursement of such payment or advance upon the giving of written notice or demand for the amount thereof to the Company, together with a reasonable explanation and documentation evidencing the purpose and amount of the payment or advance. If such payment or advance has not been reimbursed by the Company as required under this section within thirty (30) days after the date notice or demand has been given, the unpaid portion thereof bears interest from the date of the notice or demand until paid at the rate of ten percent (10%) per annum. Notwithstanding the foregoing, no Manager or Member will be reimbursed for amounts paid to the Manager’s or Member’s officers, employees or Affiliates or for any general office, administrative, postage, telephone, travel, entertainment, accounting, legal or other personal overhead expenses of the Manager or Member.

4.8 Compensation of Manager. Except as otherwise expressly provided elsewhere in this Agreement, a Manager has no economic interest in the Company except to the extent the Manager or is a Member of the Company, and then it will receive distributions of cash and allocations of Profit and Loss the same as any other Member.

4.9 Actions of the Managers. Any Person or entity dealing with the Company is entitled to rely upon: a certificate duly executed by a Manager as to: (i) the identity of the Members; (ii) any conditions precedent to acts by the Company; (iii) the Persons who are authorized to execute any documents or take specific actions on behalf of the Company; and (iv) any other matter involving the Company or any Member.

4.10 Information Provided to the Managers. The Company must provide to each Manager, in a timely manner at a minimum, quarterly and annual unaudited financial statements and an annual budget.

4.11 Single Voting Class. The Managers vote together as a single class on all matters in which the Managers are entitled to vote.

ARTICLE FIVE

BOOKS AND RECORDS

5.1 Books and Records. The Managers must keep or cause to be kept at the principal office of the Company the following books and records: (a) a current list of the full name and last known business, residence, or mailing address of each Member; (b) a copy of the Company’s initial Articles of Organization and all amendments thereto; (c) copies of all written operating agreements and all amendments to such operating agreements, including any prior written operating agreements no longer in effect; (d) copies of any written and signed promises by the Members to make Capital Contributions to the Company; (e) copies of the Company’s federal, state, and local income tax returns and reports, if any, for the three most recent years; (f) copies of any prepared financial statements of the Company for the three most recent years; and (g) minutes of every meeting of the Members, as well as any written consents of the Members to actions taken by the Members without a meeting. Any such records maintained by the Company may be kept on or be in the form of any information storage device, provided that the records so kept are convertible into legible written form within a reasonable period of time. Each Member may inspect and copy, from time to time, at his, her, or its expense, the Company records maintained at the Company’s registered office.

5.2 Fiscal Year and Accounting. The Fiscal Year of the Company is the calendar year. All amounts computed for the purposes of this Agreement and all applicable questions concerning the rights of Members are determined using the method of accounting employed by the Company for federal income tax purposes. The Managers, except as specifically provided to the contrary herein, will make all decisions as to other accounting matters.

5.3 Preparation of Tax Returns. The Managers must arrange for the preparation and timely filing of all returns of Company income, gains, deductions, losses, and other items necessary for income tax purposes and must cause to be furnished to the Members the tax information reasonably required for income tax reporting purposes. For federal income tax purposes, the classification, realization, and recognition of income, gain, losses, and deductions and other items are on that method of accounting as the Managers determine or such other method required by the Code.

5.4 Tax Elections. Managers determine whether to make any available elections pursuant to the Code.

5.5 Tax Controversies. The Managers will elect the Company’s Tax Matters Partner. The Tax Matters Partner is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Members agree to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct those proceedings. The Tax Matters Partner agrees to promptly notify the other Members upon the receipt of any correspondence from any federal, state or local tax authorities relating to any examination of the Company’s affairs.

5.6 Withholding and Tax Advances.

A. Authority to Withhold. To the extent the Company is required by law to withhold or to make tax payments on behalf of or with respect to a Member (e.g., (i) backup withholding, (ii) withholding with respect to Members that are neither citizens nor residents of the United States, or (iii) withholding with respect to Members that are not residents of a particular state) (“Tax Advances”), the Company may withhold such amounts and make such tax payments as may be required.

B. Repayment of Tax Advances. All Tax Advances made on behalf of a Member will, at the option of the Managers, either be (i) promptly paid to the Company by that Member, or (ii) repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to that Member (or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to that Member). Whenever the Managers select option (ii) pursuant to the preceding sentence for repayment of a Tax Advance by a Member, for all other purposes of this Agreement such Member will be treated as having received all distributions (whether before or upon liquidation) unreduced by the amount of such Tax Advance.

C. Indemnification. Each Member hereby agrees to indemnify and hold harmless the Company for, from, and against any liability with respect to Tax Advances made on behalf of or with respect to such Member.

D. Certification. Each Member will promptly give the Company any certification or affidavit that the Managers may request in connection with this section.

ARTICLE SIX

ALLOCATIONS OF PROFITS AND LOSSES

6.1 Profits. After giving effect to the special allocations set forth in Sections 6.6 and 6.7, Profits for any Fiscal Year are allocated to the Members in proportion to each Member’s Percentage Interest.

6.2 Losses. After giving effect to the special allocations set forth in Sections 6.6 and 6.7, and subject to Section 6.8, Losses for any Fiscal Year are allocated to the Members in proportion to each Member’s Percentage Interest.

6.3 Restriction on Distributions.

A. No distribution to Members will be made unless all loans and advances from Members plus any accrued interest thereon have been repaid in full (to the extent such loans or advances are due and payable).

B. No distribution will be made if, after giving effect to the distribution:

(i) The Company would not be able to pay its debts as they become due in the usual course of business; or

(ii) The Company’s total assets would be less than the sum of its total liabilities plus, unless this Agreement provides otherwise, the amount that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights of other Members, if any, upon dissolution that are superior to the rights of the Member receiving the distribution.

C. The Managers may base a determination that a distribution is not prohibited on any of the following:

(i) The Company’s financial statements prepared on the basis of accounting practices and principles that are reasonable under the circumstances;

(ii) A fair valuation; or

(iii) Any other method that is reasonable in the circumstances.

The effect of a distribution is measured as of the date the distribution is authorized if the payment occurs within one hundred twenty (120) days after the date of authorization, or the date payment is made if it occurs more than one hundred twenty (120) days of the date of authorization.

D. Any Manager or a Member who votes for a distribution in violation of this Agreement or the Act is personally liable to the Company for the amount of the distribution that exceeds what could have been distributed without violating this Agreement or the Act if it is established that the Manager or Member did not act in compliance with this Agreement. Any Manager or any Member who is so liable is entitled to compel contribution from: (i) each other Member or Manager, as applicable, who also is so liable; and (ii) each other Member for the amount the Member received with knowledge of facts indicating that the distribution was made in violation of this Agreement or the Act.

6.4 Return of Distribution. Except for distributions made in violation of the Act or this Agreement, no Member is obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company. The amount of any distribution returned to the Company by a Member or paid by a Member for the account of the Company or to a creditor of the Company will be added to the account or accounts from which it was subtracted when it was distributed to the Member.

6.5 Obligations of Members to Report Allocations. The Members are aware of the income tax consequences of the allocations made by this article and hereby agree to be bound by the provisions of this article in reporting their shares of Company income and loss for income tax purposes.

6.6 Special Allocations. The following special allocations will be made in the following order:

A. Preferred Return on Capital. None.

B. Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(f), notwithstanding any other provision of this article, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member will be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain with respect to such Member’s Units, determined in accordance with Treasury Regulation Section 1.704-2(g). Allocations pursuant to the previous sentence are made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated are determined in accordance with Treasury Regulation Section 1.704-2(f)(6) and 1.704-2(j)(2). This section is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and must be interpreted consistently therewith.

C. Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), notwithstanding any other provision of this article, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(5), will be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt with respect to such Member’s Units, determined in accordance with Treasury Regulation Section 1.704-2(i)(4). Allocations pursuant to the previous sentence will be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated will be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). This section is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) of the Regulations and will be interpreted consistently therewith.

D. Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. Notwithstanding Section 6.2 of this Agreement, if there is a net decrease in Company Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Company Minimum Gain attributable to such Member Nonrecourse Debt (which share is determined in accordance with Regulations Section 1.704-2(i)(5)) will be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, in subsequent Fiscal Years) in an amount equal to that portion of such Member’s share of the net decrease in Company Minimum Gain attributable to such Member Nonrecourse Debt that is allocable to the disposition of Company property subject to such Member Nonrecourse Debt (which share of such net decrease is determined in accordance with Regulations Section 1.704-2(i)(5)). Allocations pursuant to this section will be made in proportion to the amounts required to be allocated to each Member under this section. The items to be so allocated are determined in accordance with Regulations Section 1.704-2(i)(4). This section is intended to comply with the minimum gain chargeback requirement contained in Regulations Section 1.704-2(i)(4) and will be interpreted consistently therewith.

E. Section 704(c) Allocations. In accordance with Section 704(c) of the Code and the applicable Treasury Regulations issued thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company, will, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value at the time of contribution. In the event the fair market value of any Company property is adjusted pursuant to this Agreement, subsequent allocations of income, gain, loss, and deduction with respect to such asset will take into account any variation between the adjusted basis of such asset for federal income tax purposes and its fair market value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder. Any elections or other decisions relating to such allocations will be made by the Members in any manner that reasonably reflects the purpose of this Agreement. Allocations made pursuant to this section are solely for purposes of federal, state, and local taxes and do not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

F. Qualified Income Offset. In the event that any Member unexpectedly receives any adjustments, allocations, or distributions described in paragraphs (4), (5) or (6) of Treasury Regulation Section 1.704-1(b)(2)(ii)(d), items of Company income and gain will be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible; provided that an allocation pursuant to this section will be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this article have been tentatively made as if this section were not in the Agreement.

G. Gross Income Allocation. In the event that any Member has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of: (i) the amount that such Member is obligated to restore; and (ii) the amount that such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member will be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this section will be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this article have been made as if Section 6.6(F) and this section were not in the Agreement.

H. Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year are specially allocated to the Members in proportion to the number of Membership Units held by each Member.

I. Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year will be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i)(1).

J. Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulation Sections 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s Interest in the Company, the amount of such adjustment to Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss will be specially allocated to the Member’s in accordance with their interests in the Company in the event Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.

6.7 Curative Allocations. The allocations set forth in Sections 6.6 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this section. Therefore, notwithstanding any other provision of this Article (other than the Regulatory Allocations), the Managers will make such offsetting special allocations of Company income, gain loss or deduction in whatever manner the Managers determine is appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 6.1 and 6.2.

6.8 Loss Limitation. Losses allocated pursuant to Section 6.2 hereof will not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 6.2 hereof, the limitation set forth in this section will be applied on a Member by Member basis and Losses allocable to any Member as a result of such limitation will be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Losses to each Member under Treasury Regulation Section 1.704-1(b)(2)(ii)(d), until each Member is subject to the limitation of this section, and thereafter, in proportion to the number of Units held by each Member. If any Losses are allocated to a Member pursuant to this section, then notwithstanding any other provision of this Agreement, all subsequent Profits are allocated to the Members pro rata based upon the Losses allocated to them pursuant to this section until each Member has been allocated an amount of Profits pursuant to this section equal to the Losses previously allocated to that Member under this section, and thereafter, in accordance with Section 6.1.

6.9 Intent; Knowledge of Tax Consequences. The Managers may allocate general and administrative, organizational and syndication expenses among the Members in any reasonable manner selected by the Managers and permitted by the Treasury Regulations. The Members are aware of the income tax consequences of the allocations made by this article and the economic impact of the allocations on the amounts receivable by them under this Agreement. The Members hereby agree to be bound by the provisions of this article in reporting their share of Company income and loss for income tax purposes.

6.10 Capital Accounts.

A. Debits and Credits. A separate Capital Account is maintained for each Member in accordance with the applicable provisions of the Treasury Regulations:

(i) A Member’s Capital Account is increased by the following:

a. The amount of money contributed by the Member to the Company. Money contributed by each Member includes the amount of any Company liabilities that are assumed by such Member (other than liabilities described in paragraph (ii) of this section) but does not include increases in such Member’s share of Company liabilities;

b. The fair market value of property contributed by each Member to the Company (net of liabilities securing such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code); and

c. Allocations of Company income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Section 1.704-1(b)(2)(iv)(g) of the Treasury Regulations but excluding income and gain described in Section 1.704-1(b)(4)(i) of the Treasury Regulations.

(ii) A Member’s Capital Account is decreased by the following:

a. The amount of money distributed to the Member by the Company. Money distributed to a Member by a Company includes the amount of such Member’s individual liabilities that are assumed by the Company (other than liabilities described in paragraph (i) of this section);

b. The fair market value of property distributed to the Member by the Company (net of liabilities securing such distributed property that such Member is considered to assume or take subject to under Section 752);

c. Allocations of Company expenditures described in Section 705(a)(2)(B). Except for amounts with respect to which an election is properly made under Section 709(b) amounts paid or incurred to organize the Company or to promote the sale of (or to sell) an interest in such Company are solely for purposes of this paragraph, treated as Section 705(a)(2)(B) expenditures, and upon liquidation of the Company no further Capital Account adjustment will be made in respect thereof. If a deduction for a loss incurred in connection with the sale or exchange of Company property is disallowed to the Company under Section 267(a) (1) or 707(b), that deduction is solely for purposes of this paragraph treated as a Section 705(a)(2)(B) expenditure; and

d. Allocations of Company loss and deduction (or items thereof), including loss or deductions described in Section 1.704-1(b)(2)(iv)(g) of the Treasury Regulations but excluding items described in subparagraph (iii) of this section and loss or deduction described in Section 1.704-1(b)(4)(i) of the Treasury Regulations and Section 1.704-1(b)(4)(iii) of the Treasury Regulations.

(iii) Adjust asset values to fair market value:

a. Upon the occurrence of the following events, the value of each of the Company assets will be adjusted to the fair market value for book purposes:

i) a contribution of money or other property (other than a de minimis amount) to the Company by a new or existing Member as consideration for an interest in the Company;

ii) a distribution of money or other property (other than a de minimis amount) by the Company to a retiring or continuing Member as consideration for an interest in the Company other than a distribution in which all Members receive simultaneous distributions of undivided interest in the distributed property in proportion to their interest in the Company; or

iii) the termination of the Company for federal income tax purposes pursuant to Section 708(b)(1)(B) of the Code.

b. When an adjustment is made to fair market value pursuant to this section, the Capital Accounts of all Members will be adjusted as if the Company recognized gain or loss equal to the amount of such aggregate net adjustment.

c. When an adjustment is made to fair market value pursuant to this section, the Members’ Capital Accounts will be adjusted for allocation to them of depreciation, depletion, amortization, and gain or loss on such book value of the property.

d. When an adjustment is made to fair market value pursuant to this section, the Members’ distributive shares of depreciation, depletion, amortization, and gain or loss, as computed for tax purposes, with respect to such property will be determined so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as under Section 704(c) of the Code and the Treasury Regulations issued thereunder.

e. When the book value of property differs from its tax basis the depreciation, depletion or amortization taken for book purposes will bear the same relationship to that taken for tax purposes as the book value of the property bears to the tax basis.

(iv) Upon the transfer of all or a part of an interest in the Company in accordance with the terms of this Agreement, the Capital Account of the transferor that is attributable to the transferred interest carries over to the transferee.

(v) Section 754 Elections:

a. If the Company has a Section 754 election in effect, in the case of a transfer of all or a part of an interest in the Company, adjustments to the adjusted tax basis of Company property under Section 743 of the Code will not be reflected in the Capital Account of the transferee Member or on the books of the Company, and subsequent Capital Account adjustments for distributions and for depreciation, depletion, amortization, and gain or loss with respect of such property will disregard the effect of such basis adjustment. The preceding sentence does not apply to the extent such basis adjustment is allocated to the common basis of Company Property under Section 1.734-2(b)(1) of the Treasury Regulations; in such a case, such basis adjustment gives rise to adjustments to the Capital Accounts of the Members in accordance with their interest in the Company.

b. If the Company does not have a Section 754 election in effect, adjustments to the adjusted tax basis of Company Property under Section 732(d) of the Code will be treated in the Capital Accounts of each Member in the same manner as Section 743 of the Code basis adjustments are treated under paragraph (v)(A) of this section.

c. If the Company has a Section 754 election in effect, in the case of a distribution of Company Property, the Member who receives a distribution that gives rise to an adjustment to the adjusted tax basis of Company Property under Section 734 of the Code will have a corresponding adjustment made to such Member’s Capital Account.

d. Adjustment may be made to the Capital Account of a Member in respect of basis adjustments to a Company Property under Sections 732, 734 and 743 of the Code only to the extent that such basis adjustments (A) are permitted to be made to one or more items of Company Property under Section 755, and (B) result in an increase or a decrease in the amount at which such property is carried on the Company’s balance sheet, as computed for book purposes. If the book value of a Company Property exceeds the adjusted tax basis of such property, a basis adjustment of such property may be reflected in a Member’s Capital Account only to the extent such adjustment exceeds the difference between the book value of such property and the adjusted tax basis of such property prior to such adjustment.

B. Transfer of Capital Account. If any Member transfers all or any portion of its Membership Interest in accordance with the terms of this Agreement, its transferee succeeds to the Adjusted Capital Contribution of the transferor to the extent it relates to the transferred interest.

C. Interpretation and Changes. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the Code and applicable Treasury Regulations and must be interpreted and applied in a manner consistent therewith. In the event the Members determine, after consultation with Company counsel, that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto are allocated or computed, in order to comply with such applicable federal law, the Members will make such modification

6.11 Effect of Transfer of Membership Units. If any Membership Units should be transferred in accordance with the terms of this Agreement during the course of a fiscal year, all items of income, gain, loss, deduction, or credit allocable to such Membership Units are prorated between the transferor and the transferee based upon the number of days during such fiscal year that each of them held such Membership Units, unless the Managers determine to cause an interim closing of the Company books and to allocate such items between the transferor and the transferee according to the actual income or loss of the Company during the period that each of them held such Membership Units.

6.12 Treatment as Partnership. The Members intend that the Company be operated in a manner consistent with its treatment as a “partnership” for federal and state income tax purposes. No Member may take any action inconsistent with the express intent of the parties hereto.

ARTICLE SEVEN

TRANSFERS, ADMISSIONS, AND WITHDRAWALS

7.1 Transfer Restricted. Except as provided in this article, no Member may Transfer, either directly or indirectly, by a transfer of equity or other ownership interest in such Member, all or any portion of such Member’s Membership Units. Any sale or foreclosure of a security interest in any Membership Units will itself constitute a Transfer independent of the grant of security. Any purported Transfer that does not comply with the provisions of this article is null and void and of no force and effect whatsoever and the parties engaging in or attempting to engage in such Transfer are liable to and must indemnify and hold harmless the Company from all loss, cost, liability, and damages that the Company or any Member incurs as a result of such attempted Transfer. Any Person to whom any Membership Units (or any portion thereof) are attempted to be transferred in violation of this section is not entitled to vote on matters coming before the Members, participate in the management of the Company, act as an agent of the Company, receive allocations or distributions from the Company or have any other rights in or with respect to such Membership Units.

7.2 Permitted Transfers. Subject to the remainder of this section and to the conditions and restrictions set forth in Section 7.3, a Member may at any time Transfer all or any portion of its Membership Units to any Person with the written consent of all the Members. Subject to the conditions and restrictions set forth in Section 7.3 hereof, a Member may transfer, without written consent of all the Members, all or any portion of its Membership Units to:

A. Any other Member pursuant to the conditions and restrictions set forth in Article 10;

B. The Member’s executor, administrator, trustee, or personal representative to whom such Membership Units are transferred at death or involuntarily by operation of law;

C. Any trust in which that Member is a trustee; or

D. Any business entity in which that Member is the sole owner.

7.3 Conditions to Permitted Transfer. A Transfer is not treated as a Permitted Transfer unless all of the following conditions are satisfied:

A. The transferor and the transferee reimburse the Company for all costs that the Company incurs in connection with such Transfer;

B. The Transfer does not cause the Company to “terminate” for federal income tax purposes, unless all other Members (defined for this purpose by excluding the transferor Member and the Membership Units held by such Member) consent in writing to waive this condition;

C. The Membership Units that are the subject of the Transfer are registered under the Securities Act of 1933, as amended, and any applicable state securities laws, or alternatively, the Company determines that such Transfer is exempt from all applicable registration requirements or that such Transfer will not violate any applicable securities laws; and

D. The transferor and the transferee agree to execute such documents and instruments as the Managers determine are necessary or appropriate to confirm such Transfer.

7.4 Rights as Assignee. A Person who acquires Membership Units (other than a Person who is a Member at the time of such Transfer) but who is not admitted to the Company as a Substitute Member or Additional Member pursuant to the provisions of Section 7.5 has only an Economic Interest to which the Person would have been entitled under this Agreement with respect to the transferred Membership Units, and does not have the right to participate in the management of the Company, Voting Interests, or other rights accorded to Members under this Agreement.

7.5 Substitute and Additional Members. No Person taking or acquiring the Membership Units of any Member in the Company, by whatever means (including a Permitted Transfer), will be admitted as a Substitute Member or Additional Member of the Company without the written consent of a majority of the Members, which consent may be withheld or granted in the sole and absolute discretion of each Member.

7.6 Withdrawal. It is the intent of the Members that, except as otherwise provided in this article; no Member should voluntarily or involuntarily withdraw from the Company or terminate his, her, or its interest therein without the prior unanimous written consent of the Managers and the other Members. The occurrence of an Event of Withdrawal with respect to any Member is treated as an unauthorized withdrawal of that Member from the Company. Any Member who withdraws from the Company in breach of this Section:

A. Ceases to be a Member in the Company and will be treated as an assignee of a Member’s interest, as provided in the Act;

B. Has no right to participate in the management of the Company or its business and affairs or to exercise any rights of a Member under this Agreement or the Act; and

C. Continues to share in distributions from the Company, on the same basis as if it had not withdrawn, provided that the right to receive such distributions is deferred until liquidation of the Company in accordance with this Agreement; provided, however, that any amounts that would otherwise be distributed to such Member are reduced by (i) any Capital Contributions the Withdrawn Member would otherwise have been obligated to make if no Event of Withdrawal had occurred with respect to such Member, plus interest on such Capital Contributions at the Default Rate from the due date thereof; and (ii) any other costs, liabilities or damages that the Company suffers as a result of such withdrawal. The right to share in distributions granted under this section is in lieu of any right the Withdrawn Member may have under the Act to receive a distribution or payment of the fair value of its interest in the Company; and

D. Is deemed to be in default under this Agreement and is liable to the Company, the Managers, and all other Members for any monetary damages suffered by them as a result of such attempted withdrawal.

7.7 Liquidation of Company Following Event of Withdrawal. An Event of Withdrawal of a Member does not cause a dissolution of the Company, and the Company automatically continues following such an Event of Withdrawal.

7.8 Distributions and Allocations in respect to Transferred Membership Units. If any Membership Units are transferred during any accounting period in compliance with the provisions of this Agreement, all Profits, Losses, each item thereof, and all other items attributable to the transferred Membership Units will be divided and allocated by taking into account the varying interests in accordance with Code Section 706(d), using any convention permitted by law and selected by the Managers, as the Tax Matters Partner.

7.9 Transfer upon Determination of Cause. A Member may be removed from the Company for Cause in the event a Unanimous Vote of the Managers (excluding any Manager that is the same as the Member to be removed) determine in writing that Cause exists and the Member should be removed from the Company. Upon such a determination, the following will happen:

A. All of the removed Member’s Membership Units are immediately transferred to the Company;

B. The Company will pay the removed Member $1,000.00 per Membership Unit in consideration for the transfer of the Membership Units to the Company; and

C. The removed Member’s Membership Units will be distributed among the remaining Members, pro-rata.

ARTICLE EIGHT

DISTRIBUTIONS PRIOR TO WINDING UP

8.1 Distribution of Net Cash Flow. At any point prior to the dissolution and commencement of winding up of the Company, but at least annually, the Net Cash Flow will be reasonably determined and distributed from time to time by the Managers in the following order and priority:

A. First, to the repayment of outstanding Member Loans (interest, then principal) then owing to any Members or the Managers, in proportion to the total amount owing to each;

B. Second, to the payment of reimbursements or any other debts owing to any Members or the Managers, in proportion to the total amount owing to each; and

C. Third, to the Members, in proportion to each Member’s Percentage Interest.

The Managers must cause the Company to make “tax distributions” in respect of income tax liabilities of the Members to the extent that other distributions made by the Company for such year were otherwise insufficient to cover such tax liabilities, provided, that, such tax distributions are made pro rata to each Member in proportion to each Member’s Percentage Interest, unless otherwise agreed by a Super Majority Vote of the Members.

8.2 Distributions in Liquidation. After the dissolution and commencement of winding up of the Company, all Net Cash Flow (and all other proceeds of liquidation) is governed by Section 9.3 hereof.

8.3 Distributions in Kind. No property other than cash will be distributed by the Company to any Member with respect to his, her, or its Membership Units except with the written approval of a Super Majority Vote of the Members.

8.4 Amounts Withheld. All amounts withheld pursuant to the Code or any state or local tax law with respect to any income allocation or distribution by the Company to any Member are treated as amounts distributed to such Member for all purposes of this Agreement.

ARTICLE NINE

DISSOLUTION AND TERMINATION

9.1 Dissolution. The Company is dissolved upon the first to occur of any of the following events:

A. The unanimous vote of the Managers;

B. The entry of a decree of dissolution under the Act;

C. The latest date for the dissolution of the Company under its Articles, as amended; or

D. The sale or other disposition of all or substantially all of the Company’s assets and properties and the collection of all notes received in connection with such sale or other disposition.

9.2 Continuation of the Company. A Withdrawal Event with respect to any Member does not dissolve the Company, unless such Member is the last remaining Member and the assignees of such Member’s interest in the Company do not elect to continue the Company by the unanimous written consent of such assignees given within ninety (90) days after such Withdrawal Event.

9.3 Liquidation and Winding Up. After dissolution of the Company, the Managers will proceed to liquidate the Company’s assets and properties, discharge the Company’s obligations, and wind up the Company’s business and affairs as promptly as is consistent with obtaining the fair value thereof. The proceeds of liquidation of the Company’s assets, to the extent sufficient therefore, must be applied and distributed as follows:

A. First, to the payment and discharge of all of the Company’s debts and liabilities except those owing to Members and to the establishment of any reasonable reserves for contingent or unliquidated debts and liabilities;

B. Second, to the repayment of outstanding Member Loans (interest, then principal) then owing to any Members or the Managers, in proportion to the total amount owing to each;

C. Third, to the payment of reimbursements or any other debts owing to the Managers and Members, in proportion to the total amount owing to each;

D. Fourth, to the Members, pro rata, based upon the positive balances in their Capital Accounts (if any), after taking into account all allocations of Profit or Loss up to and through the date of the Company’s termination and all previous distributions to the Members, until such time as each Member’s positive Capital Account Balance has been returned in full; and

E. Fifth, the balance (if any), to the Members, pro rata, in proportion to each Member’s Percentage Interest.

9.4 Deficit Capital Accounts. No Member has any obligation to contribute or advance any funds or other property to the Company by reason of any negative or deficit balance in such Member’s Capital Account during or upon completion of winding up or at any other time.

9.5 Articles of Termination. When all of the remaining property and assets have been applied and distributed in accordance with Section 9.3 hereof, the Managers will cause Articles of Termination to be executed and filed with the Arizona Corporation Commission in accordance with the Act.

9.6 Return of Contribution Non-Recourse to Managers and Other Members. Except as provided by law, upon dissolution, each Member will look solely to the assets of the Company for the return of his or her Capital Contributions. If the Company’s property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash or other property contribution of one or more Members, such Member or Members have no recourse against the Managers or any other Member.

ARTICLE TEN

BUY SELL PROVISIONS

10.1 Right to Purchase or Sell. Each Member has the ability to purchase from and sell all their Membership Units to other Members as provided by this article. Such rights are exercised by delivering an Election Notice in the form set forth in this article. The Election Notice must state the Stated Amount offered for the sale of all the Membership Units of the Electing Member or the purchase of all the Membership Units of the Notice Member.

10.2 Invocation of Buy-Sell Procedure. This buy-sell procedure is invoked by the giving of an Election Notice by a Member to all other Members.

10.3 Effect of Election Notice. An Election Notice constitutes an irrevocable offer by the Electing Member(s) during the Election Period to:

A. Purchase all the Membership Units in the Company of the Notice Member(s) at the Stated Amount, or

B. Sell all the Membership Units in the Company to the Notice Member(s) at the Stated Amount.

10.4 Buy-Sell Procedure. During the Election Period, each Notice Member(s) is required to either: (i) purchase all (or a portion if more than one Notice Member elects to purchase) the Electing Member’s Membership units at the Stated Amount as set forth in Section 10.4 A.; or (ii) sell all the Notice Member’s Membership Units at the Stated Amount as set forth in Section 10.4 B. The Notice Member may not reject the Electing Member’s offer and must elect as follows:

A. To purchase the Electing Member’s Membership Units at the Stated Amount by delivering a Purchase Notice to the other Members; or

i. In the event all Notice Members elect to purchase the Electing Member’s Membership Units, each purchasing Notice Member has the right to purchase a pro-rata share (calculated by based on the total number of Membership Units held by the purchasing Notice Member(s)) of the Electing Member’s Membership Units. However, purchasing Notice Members may by mutual agreement agree to purchase the Electing Member’s Membership Units in unequal or non-pro-rata shares.

ii. In the event one or more, but not all, Notice Members elect to purchase the Electing Member’s Membership Units, the Notice Members electing to purchase the Electing Member’s Membership Units have the right to purchase a pro-rata share (calculated based on the total number of Membership Units held by the purchasing Notice Member(s)) of the aggregate of the Electing Member’s Membership Units and the Membership Units of the Notice Member(s) who do not elect to purchase. Those purchasing Notice Members may alternatively mutually agree to purchase the Electing Member’s Membership Units and the Membership Units of the Notice Member(s) who elect to sell in unequal or non-pro-rata shares.

B. To sell all the Notice Member’s Membership Units at the Stated Amount by delivering a Selling Notice to the other Members.

i. In the event all Notice Members elect to deliver a Selling Notice, the Electing Member is required to purchase the Membership Units of each selling Notice Member’s Interest at the Stated Amount per unit of Membership Units.

ii. In the event one or more, but not all, Notice Members elect to deliver a Selling Notice, the Notice Members who elected to purchase are required to purchase the Electing Member’s Membership Units and the Membership Units of each selling Notice Member at the Stated Amount.

10.5 Costs. The reasonable cost of the transfer of Membership Units and the closing of a sale or purchase of the same, including, without limitation, attorneys’ fees, trustee’s fees, and filing fees, are shared equally by the selling Member(s) and the purchasing Member(s).

10.6 Sale to a 3rd Party. A Member may not sell all or a portion of his or her Membership Units to a 3rd Party Purchaser without the written consent of the Super Majority of the other Members.

10.7 Payment of the Stated Amount. The Stated Amount must be paid by the purchasing Member by either of the following methods, each of which may be selected separately by any Members who have elected to purchase the Membership Units.

A. Within ten (10) calendar days from the last day of the Election Period, the purchasing Member(s) must pay to the other Member the total Stated Amount in full; or

B. Within ten (10) calendar days from the last day of the Election Period, the purchasing Member(s) must pay twenty percent (20%) of the Stated Amount to the selling Member. Further, the purchasing Member(s) must execute a promissory note in favor of the selling Member which promissory note provides for the following terms:

(i) The balance of the Stated Amount is paid over a period of four (4) years in equal monthly installment payments; and

(ii) The Stated Amount accrues interest at the lower of the Prime Rate or eight percent (8%) per annum; and

(iii) The purchasing Member has the right to pre-pay the promissory note in full without any pre-payment penalty; and

(iv) The promissory note must include customary terms and conditions including, but not limited to, a provision for the payment of reasonable attorneys’ fees and costs which provide for the prevailing party to recover his, her, or its reasonable attorneys’ fees and costs if the selling Member is required to initiate an action to enforce the terms of the promissory note.

ARTICLE ELEVEN

DEFAULT

11.1 Events of Default. The occurrence of any of the following events constitutes an event of default and the Member so defaulting is (except as otherwise provided in this section) thereafter deemed to be in default and a Defaulting Member without any further action whatsoever on the part of the Company, the Managers, or the Members: (a) attempted dissolution of the Company by any Member other than pursuant to the provisions contained elsewhere in this Agreement; (b) a Bankruptcy occurs as to such Member; (c) any other Event of Withdrawal (other than the death or incapacity of an individual Member) occurs as to such Member; (d) failure of such Member to make its initial Capital Contribution to the Company within five (5) business days after written notice from any Manager stating that the initial Capital Contributions are due; or (e) failure of such Member to perform any obligation, act, or acts required of that Member by the provisions of this Agreement, which is necessary for or in connection with the fulfilling of the purposes of the Company, or the Member violates or breaches any of the other terms or provisions of this Agreement; provided, however, that a Member is not deemed to be in default of this section until after thirty (30) days’ written notice thereof from the Company, and if such default is a nonmonetary default and cannot reasonably and with due diligence and in good faith be cured within said thirty (30) day period, and if the Defaulting Member immediately commences and proceeds to complete the cure of such default with due diligence and in good faith, the thirty (30) day period with respect to such default will be extended to include such additional period of time as may be reasonably necessary to cure such default.

A. Effect of Default. Notwithstanding anything in this Agreement to the contrary, a Defaulting Member ceases to participate in the management of the Company. A Defaulting Member that is a Manager of the Company is automatically removed from its position as Manager upon such default. In the event a Manager is removed pursuant to this Section, a majority of the other Managers (excluding the removed Manager) will elect the removed Manager’s successor.

11.2 Remedies on Default. Upon the occurrence of a default by a Member, in addition to any other remedies provided for in this Agreement, the Company and the Non-Defaulting Members have all rights and remedies available at law and in equity and may institute legal proceedings against the Defaulting Member with respect to any damages or losses incurred by the Company or the Non-Defaulting Members, which may be offset against any distributions owed to such Defaulting Member.

ARTICLE TWELVE

INTEREST OF SPOUSES

12.1 No Management Rights. Insofar as the Company and the Members are concerned, the Membership Units of each Member that is a natural person are in the sole name of such Member and are deemed to be his or her property, and the Member has sole management and control over such Membership Units, including the right to vote or sell such Membership Units. Each Member who is a married individual must cause his or her spouse to execute the Disclaimer of Spouse’s Sole and Separate Property in the form attached to this Agreement as Exhibit B, and the failure to do so constitutes a material breach of this Agreement by such Member.

12.2 Death of Spouse. In the event that the spouse of a Member predeceases the Member and the spouse has a community property or other interest in the Membership Units in the Company standing in the sole name of the Member, the Member continues to own all of the Membership Units standing in his or her name. In the event that the community property or other interest of the spouse in such Membership Units does not pass entirely to the Member by intestate succession or through the spouse’s will, then the Member and the Member’s spouse are deemed to own such Membership Units not as community property and not as tenants-in-common, but as joint tenants with the right of survivorship.

12.3 Dissolution of Marriage. In the event a Member’s spouse owns a community property or other interest in the Membership Units standing in the sole name of a Member, and their marriage is dissolved otherwise than by death, all of such interest pass to the Member upon such dissolution. The Member and spouse must duly effectuate this provision in a property settlement agreement or other like instrument.

12.4 Subsequent Marriage of Member. Any Member who marries subsequent to the execution of this Agreement must cause such new spouse to execute the Disclaimer of Spouse’s Sole and Separate Property in the form attached to this Agreement as Exhibit B, and the failure to do so constitutes a material breach of this Agreement by such Member.

ARTICLE THIRTEEN

MISCELLANEOUS PROVISIONS

13.1 Representations and Warranties . Each Member represents and warrants to each other Member, the Managers, and the Company that:

A. Each Member: (i) has adequate means of providing for his, her, or its current financial needs and possible contingencies and has no need for liquidity in his, her, or its investment in the Company; (ii) can bear the economic risk of losing the entire amount of his, her, or its Capital Contributions to the Company; and (iii) has such knowledge and experience such that he, she, or it is capable of evaluating the relative risks and merits of this investment.

B. The Membership Interests for each Member are being acquired solely for each Member’s own account for investment purposes and are not being purchased with a view to or for their resale or distribution. As a material inducement for the Company to sell the Membership Interest to each Member, each Member hereby covenants, acknowledges, and agrees that the Company will have no obligation to recognize the ownership, beneficial or otherwise, of the Membership Interest by any other Person, except as provided for herein.

C. Each Member is aware that: (i) The Membership Interest is a speculative investment which involves a high degree of risk; and (ii) each Member’s Membership Interest is not readily transferable and has restrictions and limitations imposed thereon and therefore it may not be possible for any Member to liquidate their Membership Interest in the Company.

D. Each Member of the Company understands the nature of this investment, and is fully aware and familiar with the proposed business operations of the Company, and further understands that the Membership Interests are restricted securities within the meaning of the Securities Act of 1933, as amended, and that any future sale of such Membership Interests will be regulated by the Securities Act of 1933.

The foregoing representations and warranties are true and accurate as of the date of this Agreement and are true and accurate as of the date of each Member’s Capital Contribution to the Company.

13.2 Notices. Except as otherwise provided herein, any notice, demand, or communication required or permitted to be given under this Agreement is deemed to have been sufficiently given for all purposes if: (a) delivered personally to the party; or (b) if sent by nationally recognized overnight courier service or by registered or certified mail, return receipt requested, postage and charges prepaid, addressed to the party’s address which is set forth under such party’s signature block to this Agreement (or to such other address as such party may provide by written notice to the Managers and the other Members). Notice by personal delivery is deemed given on the date of such delivery. If sent by overnight courier service, such notice is deemed to be given on the next business day following deposit of such notice with such courier service. If mailed, such notice is deemed to be given on the third day following deposit of such notice in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

13.3 Application of Arizona Law. This Agreement is construed and enforced in accordance with the laws of the State of Arizona, notwithstanding any Arizona or other conflicts of law provisions to the contrary. The Company, Members and Managers, irrespective of where any of them reside or maintain their principal place of business, submit to the exclusive jurisdiction of the Maricopa County Superior Court for the purposes of setting any dispute arising from this Agreement.

13.4 Waiver of Action for Partition. Each Member irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

13.5 Amendments. A Manager or one or more Members holding at least twenty percent (20%) of the then outstanding Membership Units may propose amendments to this Agreement. The Manager must submit to the Members a verbatim statement of any proposed amendment with a recommendation as to the proposed amendment. The Manager must either: (a) call a meeting to vote on the proposed amendment and to transact any other business that the Manager may deem appropriate; or (b) seek the written approval of all the Members on the proposed amendment. A proposed amendment is adopted and is effective as an amendment hereto if it receives the consent of the Managers and the affirmative vote of all the Members; provided, however, that this Agreement will not be amended without the consent of each Member adversely affected if such amendment would: (a) modify the limited liability of such Member; (b) alter the voting rights of such Member; or (c) alter the interest of such Member in Profits, Losses, other items or any Company distributions. Notwithstanding any provision of this Agreement to the contrary, the Managers may make amendments to this Agreement and the Articles without the vote of the Members so long as such amendments: (i) are of a ministerial nature; and (ii) do not adversely affect the rights or interest of any Member in any material respect. For the avoidance of doubt, any amendment to Article Four is deemed to adversely affect the rights and interests of the Members.

13.6 Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney, and other instruments necessary to effectuate the terms of this Agreement or to comply with any laws, rules, or regulations.

13.7 Exhibits; Entire Agreement. All Exhibits attached to this Agreement are hereby incorporated by reference into, and made a part of, this Agreement. This Agreement, together with the Exhibits attached hereto, contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements, and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

13.8 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

13.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is invalid, illegal, or unenforceable to any extent, the remainder of this Agreement and the application thereof is not affected and is enforceable to the fullest extent permitted by law.

13.10 Heirs, Successors, and Assigns. Each and all of the covenants, terms, provisions, and agreements herein contained are binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement and by applicable law, their respective heirs, legal representatives, successors, and permitted assigns.

13.11 Creditors and Other Third Parties. This Agreement is intended to create enforceable rights between the parties hereto only, and creates no rights in, or obligations to any other Persons whatsoever. None of the provisions of this Agreement are for the benefit of or enforceable by any creditors of the Company or by other third parties.

13.12 Estate Plans. Each Member will include in his Estate Plan, Will, and/or Revocable Trust a direction and authorization to the Member’s personal representative or trustee to comply with the provisions of this Agreement. The failure of any Member to do so does not affect the validity or enforceability of this Agreement.

13.13 Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement operates as a waiver thereof, nor does any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor will any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver is effective unless it is in writing and is signed by the party asserted to have granted such waiver.

13.14 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which is deemed to be an original as against any party whose signature appears thereon, and all of which together constitute one and the same instrument. This Agreement becomes binding when one or more counterparts hereof, individually or taken together, bear the signatures of all of the parties reflected hereon as the signatories. Any photographic or xerographic copy of this Agreement, with all signatures reproduced on one or more sets of signature pages, is considered for all purposes as if it were an executed counterpart of this Agreement. Signatures may be given by facsimile or other electronic transmission, and such signatures are fully binding on the party sending the same.

13.15 Gender. Words used herein, regardless of the number and gender specifically used, are deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

13.16 Time is of the Essence. Time is of the essence in the performance of each and every obligation herein imposed.

13.17 Estoppel Certificates. Each Member hereby agrees that, at the request of the Managers, he, she, or it will each execute and deliver an estoppel certificate stating that this Agreement is in full force and effect and that to the best of such Member’s knowledge and belief there are no defaults by any Member or that certain defaults exist, as the case may be, under this Agreement.

13.18 Specific Performance. Each Member agrees that the Company and the other Members would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the Company and the nonbreaching Members may be entitled, at law or in equity, the Company and the nonbreaching Members are entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to specifically enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

13.19 Conflicts of Interest. Each of the Members hereby acknowledges that the Managers have retained the Law Firm to represent the Company and to prepare the Organizational Documents. By signing this Agreement and becoming a Member of the Company, each Member understands, acknowledges, and agrees as follows:

A. Notwithstanding prior, present or continuing representation by the Law Firm of a Member or its Affiliates or principals with respect to other matters: (i) the Law Firm is only representing the Company and not any Member or its Affiliates or principals in connection with the preparation of the Organizational Documents; (ii) the Law Firm expressly recommends that each Member obtain appropriate independent legal, tax and other professional consultation and advice with respect to the Organizational Documents and all aspects of the effect and enforceability thereof; and (iii) the Law Firm has no obligation to render or provide any advice to any Member or their respective Affiliates or principals with respect to any of the Organizational Documents or the effect or enforceability thereof.

B. Such Member has been advised that it is entitled to be represented by counsel of its choice with respect to becoming a Member in the Company, and each Member or potential Member should seek advice from its own counsel in regard to its investment in the Company and execution and adoption of this Agreement. Each Member acknowledges that it has sought advice from its own separate legal counsel in this regard or has had the opportunity to do so but has chosen not to do so. Each Member acknowledges that the Law Firm has not undertaken any duty or obligation to any Member, and has no duty or obligation of any kind to any Member, in connection with the formation of the Company or the drafting of this Agreement or any other Organizational Documents.

C. From time to time, subject to the Rules of Professional Conduct of the Arizona State Bar, Law Firm is permitted to render legal advice and to provide legal services to the Manager Parties with respect to the Company or otherwise. In no event does or will an attorney/client relationship exist between the Law Firm on the one hand and any other Member or any of their respective Affiliates, on the other hand, in the absence of an express written engagement agreement between such Member and the Law Firm.

D. To the extent requested by the Managers, and subject to the Rules of Professional Conduct of the Arizona State Bar, the Law Firm is permitted to render legal advice and to provide legal services to the Manager Parties as well as the Company. Each Member agrees that such representation, including of the Company by the Law Firm, from time to time does not disqualify the Law Firm from providing legal advice and legal services to the Manager Parties at any time in the future.

E. Each Member will at all times continue to engage and consult with its own separate legal counsel, if any, in connection with matters and affairs relating to the Company. If any dispute or controversy arises between any Member and the Company, on the one hand, and any one or more of Manager Parties on the other hand, then each Member agrees that the Law Firm may represent either the Company or Manager Parties (or their respective Affiliates), or both or all of them, in any such dispute or controversy to the extent permitted by the Rules of Professional Conduct of the Arizona State Bar or similar rules in any other jurisdiction and each Member hereby consents to such representation, and each such Member hereby waives any conflict with respect to such representation.

13.20 Insurance. The Company will have, at all times, standard industry insurance policies, including, but not limited to, D&O liability insurance, government actions insurance, business interruption insurance, supplemental insurance for Managers, employment practices liability insurance, and product liability insurance.

13.21 Member and Manager Qualifications. No Person is eligible to be a Member or Manager of the Company if such Person:

A.	Is less than twenty one (21) years of age;

B.	Has failed to clear a background check performed by the Arizona Department of Health Services as required by A.R.S. § 36-2801 and R9-17-311(7);

C.	Served as an officer or board member of a medical marijuana dispensary that had its dispensary registration certificate revoked;

D.

Served as an officer or board member of a medical marijuana dispensary that did not obtain an approval to operate a dispensary within the first year after the dispensary registration certificate was issued;

E.

Is a law enforcement officer, employee or contractor of the Arizona Department of Health Services or a physician currently providing written medical marijuana certifications for qualifying patients; or

F.	Has been convicted of an excluded felony offense as defined in A.R.S. § 36-2801.

For the purposes of this Agreement, if a Member or Manager is other than an individual, such party is ineligible to be a Member or Manager of the Company if any shareholder, manager, member, officer, director, or partner of such party meets any of the disqualification descriptions set forth in subsections A through F of this Section.

[Signature Page Follows]

IN WITNESS WHEREOF, the Manager and such Members who have executed a counterpart signature page which is attached hereto have executed this Agreement to be effective as of the date first set forth above.

MANAGER: Nicholas Vita		MANAGER: Michael Abbott

By:	/s/ Nicholas Vita	By:	/s/ Michael Abbott
	Nicholas Vita, Manager		Michael Abbott, Manager

Address: 2942 N. 24th Street, Suite 114		Address: 2942 N. 24th Street, Suite 114
Phoenix, Arizona 85016		Phoenix, Arizona 85016

MANAGER: Thomas Allison		MEMBER: Thomas Allison, an individual

By:	/s/ Thomas Allison	By:	/s/ Thomas Allison
	Thomas Allison, Manager		Thomas Allison, Individually

Address: 2942 N. 24th Street, Suite 114
Phoenix, Arizona 85016		Address: 2942 N. 24th Street, Suite 114
Phoenix, Arizona 85016

THE COMPANY: Columbia Care – Arizona, Tempe, L.L.C., an Arizona limited liability company		MEMBER: Columbia Care – Arizona, Tempe DE, L.L.C., a Delaware limited liability company

By:	/s/ Nicholas Vita	By:	/s/ Nicholas Vita
	Nicholas Vita, Manager		Nicholas Vita, Member
Columbia Care, LLC, Member
Columbia Care – Arizona, LLC, Member

By:	/s/ Michael Abbott
Michael Abbott, Manager

		By:	/s/ Michael Abbott
Michael Abbott, Member
By:	/s/ Thomas Allison		Columbia Care, LLC, Member
	Thomas Allison, Manager		Columbia Care – Arizona, LLC, Member

Address: 2942 N. 24th Street, Suite 114		Address: 2942 N. 24th Street, Suite 114
Phoenix, Arizona 85016		Phoenix, Arizona 85016

EXHIBIT A

CAPITAL CONTRIBUTIONS

Member Name	Capital Contribution	Number of Membership Units	Membership Interest
Columbia Care – Arizona, Tempe DE, L.L.C.	$25,000.00	90	90%
Thomas Allison	$10.00	10	10%
Total:	$25,010.00	100	100%

EXHIBIT B

ACKNOWLEDGEMENT/DISCLAIMER OF SPOUSE’S

SOLE AND SEPARATE PROPERTY

STATE OF ARIZONA	)
	)	ss.
County of Maricopa	)

WHEREAS,               (“Spouse”) who is a party to the Operating Agreement (the “Agreement”) with Columbia Care – Arizona, Tempe, L.L.C., an Arizona limited liability company (the “Company”), has a membership interest in the Company (the “Sole and Separate Property”):

WHEREAS, the Sole and Separate Property is acknowledged by the undersigned to be the sole and separate property of Spouse, and except as provided below, the undersigned has no past, present, or future right, title, interest, estate, claim, or lien of any nature whatsoever in, to or against the Sole and Separate Property and any products, proceeds or replacements thereof.

NOW, THEREFORE, the undersigned does hereby disclaim and release unto Spouse, and the heirs, personal representatives and assigns of Spouse, all right, title, interest, estate, claim, and demand which the undersigned has, may have now or in the future, or might appear to have in and to the Sole and Separate Property or any products, proceeds, or replacements thereof.

DONE this ___ day of April, August.

By:

Print Name:

Spouse of

SUBSCRIBED AND SWORN to before me this ___ day of August, 2016.

Notary Public

My commission expires:

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